Exhibit 10.5

BAYOU CITY EXPLORATION, INC. EXHIBIT C TURNKEY DRILLING CONTRACT 2011 BAYOU CITY TWO WELL DRILLING PROGRAM, L.P.

TURNKEY DRILLING CONTRACT

THIS AGREEMENT is made and entered into as of the 10th day of January, 2011 by and between the parties herein designated as "Partnership" and "Contractor."

Partnership:	2011 Bayou City Two Well Drilling Program, L.P.
Address:	632 Adams Street, Suite 710 Bowling Green, Kentucky 42101

Contractor:	Bayou City Exploration, Inc.
Address:	632 Adams Street, Suite 710 Bowling Green, Kentucky 42101

IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, Partnership engages Contractor as an Independent Contractor to furnish the equipment, labor and services to drill, test, and complete its working interest portion, as per Exhibit "I", of the wells to be drilled on the Partnership Prospects in Colorado County, Texas and Cameron Parish, Louisiana in search of oil and/or gas.

As a Management Fee for the supervision and management of the affairs of the Partnership during the work over, drilling and testing periods of Initial Operations, the Managing General Partner will receive an amount equal to the excess, if any, of the Turnkey Drilling Price over the actual cost of such operations. Likewise, during the Completion period of Initial Operations, if Completion is attempted on the Prospect Well(s), the Managing General Partner will receive an amount equal to the excess, if any, of the Turnkey Completion Price over the actual costs of such operations. The Managing General Partner intends to enter into one or more Operating Agreements (the "Operating Agreements") with third party operators which will perform certain services with respect to the work over, drilling, testing and, if applicable, completion of the Prospect Well. We cannot accurately predict the actual amount constituting compensation to be paid to any third party operator for its services under the Operating Agreements and therefore, it also cannot accurately predict the excess amount, if any, of the Turnkey Drilling Price over the actual cost of such operations that the Managing General Partner will receive. Costs to be expended under the Operating Agreements are a direct result of the work over, drilling, testing and Completion risks encountered. During work over, drilling, testing and Completion operations, a variety of conditions may be encountered, such as loss of circulation, blowouts, detachment and/or loss of drilling equipment, necessity for the purchase and installation of down-hole equipment to keep the wellbore intact, and repair of inadequate cement to hold production casing in place. As such costs are unpredictable with any degree of certainty, in the event of totally uneventful operations, compensation payable pursuant to the Operating Agreements could equal or exceed the actual work over, drilling, testing and Completion costs. Likewise, in the event that a series of major difficulties are encountered, these costs could equal or exceed the amount of Initial Capital, and Bayou City Exploration, Inc. would be responsible for such excess costs. Bayou City Exploration, Inc. may use any funds it receives from management fees and/or profits, if any, for any purpose, including payment of General and Administrative Expenses of Bayou City Exploration, Inc. such as employee salaries and office expenses.

1.	LOCATION OF PARTNERSHIP WELL:

See Exhibit "1" attached hereto and made a part hereof.

2.	TERMINATION DATE:

Contractor agrees to use its best efforts to complete operations for the acquisition, drilling and testtng of the Partnership Well by March 31, 2011, and Contractor and the Partnership agree that time is of the essence under this Agreement.

3.	BASIS OF DETERMINING AMOUNTS PAYABLE TO CONTRACTOR:

Contractor shall be paid at the following rate for the work performed hereunder:

Turnkey Drilling Price ($720,000) and Completion Price in the event that completion is attempted ($200,000)= Total $920,000

4.	DEPTH:

Subject to the right of the Partnership to direct the stoppage of work at any time (as provided in paragraph 7), the Partnership Wells shall be drilled to the depth as specified in Exhibit "1" or to the depth at which the production casing (production string) is set, whichever depth is first reached, which depth is hereinafter referred to as the "Contract Depth."

5.	TIME OF PAYMENT:

5.1 Basis: Payment by the Partnership to the Contractor of the Drilling Price becomes due and payable upon the receipt by the Partnership of an invoice from the Contractor. Neither commencement nor completion of Contractor's performance shall be a condition precedent to this obligation to pay.

5.2 Attorneys' Fees: If this Agreement is placed in the hands of an attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or probate proceedings, then the Partnership agrees that there shall be added to the amount due reasonable attorneys' fees and costs.

6.	COMPLETION PROGRAM:

The Contractor, in its capacity as Managing General Partner of the Partnership (the "Managing General Partner"), along with other participating Partnership Well working interest owners, shall determine whether Contractor shall set a production string. In the event the Managing General Partner directs that drilling operations cease and to abandon the Partnership Wells, Contractor shall plug the Partnership Wells, remove all drilling apparatus from the well sites and the obligations of the parties hereunder shall cease. In the event the Managing General Partner directs Contractor to set a production string and makes timely payment to the Contractor of the Completion Price, Contractor shall commence the operations necessary to attempt to complete the Partnership Wells for commercial production, including the setting of a production string and the acquisition, delivery and installation of a pump jack, holding tank and all other necessary equipment needed to extract and contain oil and/or gas from the Partnership Wells.

7.	STOPPAGE OF WORK BY THE PARTNERSHIP:

Notwithstanding the provisions of paragraph 3 with respect to the depth to be drilled, the Managing General Partner shall have the right to direct the stoppage of the work to be performed by the Contractor hereunder at any time prior to reaching the Contract Depth and even though Contractor has made no default hereunder. If the Partnership exercises its right to discontinue drilling the well(s), the Partnership will not receive a refund for any unused portion of the Drilling Price allocable to the discontinued well(s).

8.	REPORTS TO BE FURNISHED BY CONTRACTOR:

8.1 Contractor shall keep and furnish to the Partnership an accurate record of the work performed and formations drilled on the IADC-API Daily Drilling Report form or other form acceptable to the Partnership. A legible copy of said form signed by Contractor's representative shall be furnished by Contractor to the Partnership.

8.2 Delivery tickets, if requested by the Partnership, covering any material or supplies furnished by the Partnership shall be turned in each day with the daily drilling report. The quantity, description and condition of materials and supplies so furnished shall be checked by Contractor and such tickets shall be properly certified by Contractor.

9.	RESPONSIBILITY FOR A SOUND LOCATION:

Contractor shall prepare a sound location, adequate in size and capable of properly supporting the drilling rig. Contractor shall be responsible for a conductor pipe program adequate to prevent soil and subsoil washout. In the event subsurface conditions cause a cratering or shifting of the location surface, and loss or damage to the rig or its associated equipment results therefrom, the Partnership shall not be responsible for reimbursing Contractor for any such loss or damage including payment of work stoppage rate during repair and/or demobilization if applicable.

10.	RESPONSIBILITY FOR ROAD AND LOCATIONS:

Contractor agrees at all times to maintain roads to locations and each location in such a condition that will free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle.

11.	PAYMENT OF CLAIMS:

Contractor agrees to pay all claims for labor, material, services and supplies to be furnished by Contractor hereunder agrees to allow no lien or charge to be fixed upon the lease, the Partnership Wells or other property of the Partnership or the land upon which said Partnership Wells are located.

12.	RESPONSIBILITY FOR LOSS OR DAMAGE:

12.1. Contractor's Surface Equipment: Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, including but not limited to all drilling tools, machinery and appliances, for use above the surface, regardless of when or how such damage or destruction occurs.

12.2 Contractor's In-Hole Equipment Basis: Contractor shall assume liability at all. times for damage to or destruction of Contractor's in-hole equipment, including but not limited to drill pipe, drill collars and tool joints, and the Partnership shall be under no liability to reimburse Contractor for any such loss.

12.3 Partnership's Equipment: The Partnership shall assume liability at all times for any defective equipment owned by it, including but not limited to casing, tubing, well head equipment, and Contractor shall be under no liability to reimburse the Partnership for any such loss or damage.

12.4 Fire or Blow-Out: Should a fire or blowout occur or should the hole for any cause attributable to Contractor's operators be lost or damaged while Contractor is engaged in the performance of work hereunder, all such loss of or damage to the hole including cost of regaining control of a fire or blowout, shall be borne by Contractor; and if the hole is not in condition to be carried to the Contract Depth as herein provided, Contractor shall, if requested by the Partnership, commence a new hole without delay at Contractor's cost; and the drilling of the new hole shall be conducted under the terms and conditions of this Agreement in the same manner as though it were the first hole and Contractor shall be responsible for replacement of any casing lost in a junked and abandoned hole as well as the cost of preparing a new drill site for the new hole and the road thereto. In such case, Contractor shall not be entitled to any payment or compensation for expenditures made or incurred by Contractor on or in connection with the abandoned hole.

13.	NO WAIVER EXCEPT IN WRITING:

It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative of the party.

14.	FORCE MAJEURE:

If either party hereto is rendered unable, wholly or in part (and its performance hereunder is not rendered merely commercially impracticable) by force majeure to carry out its obligation under this Agreement, it shall give the other party prompt written notice of the force majeure with reasonably full particulars. Thereupon, the obligations of the notifying party, so far as they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure, and the notifying party agrees to use reasonable diligence to remove the force majeure as quickly as possible. This paragraph shall not relieve either party hereto for its obligations to expend sums of money or to indemnify the other party hereto, as provided elsewhere in this Agreement. The term "force majeure" as herein employed shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, extreme weather conditions, or governmental restraint.

15.	INFORMATION CONFIDENTIAL:

Upon written request by the Partnership, information obtained by Contractor in the conduct of drilling operation on the Partnership Wells, including, but not limited to depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm or any corporation other than the Partnership's designated representative.

16.	NOTICES AND PLACE OF PAYMENT:

All notices to be given with respect to this Agreement unless otherwise provided for shall be given to Contractor and to the Partnership respectively at the addresses hereinabove shown. All sums payable hereunder to Contractor shall be payable at the address hereinabove shown unless otherwise specified herein.

BAYOU CITY EXPLORATION, INC.

By:	/s/ Charles T. Bukowski, Jr.
Charles T. Bukowski, Jr., President & CEO

2011 BAYOU CITY TWO WELL DRILLING PROGRAM, L.P. A KENTUCKY LIMITED PARTNERSHIP

By:	Bayou City Exploration, Inc. Managing General Partner

By:	/s/ Stephen C. Larkin
Stephen C. Larkin, Chief Financial Officer